Exhibit 99.2

Scripps issues second-quarter dividend

May 10, 2018

CINCINNATI — The board of directors of The E.W. Scripps Company (NYSE: SSP) has declared a cash dividend for the second quarter of 2018.

Scripps shareholders of record as of June 15, 2018, will receive 5 cents per share, payable on June 25, 2018. The dividend will be paid out of the company’s capital surplus.

The second-quarter dividend follows the company’s first-quarter cash dividend initiated in February 2018 and paid in March.

“Our board’s continuation of a quarterly dividend reflects its strong belief in Scripps’ transformation strategy and the priority we place on returning value to shareholders,” said Scripps President and CEO Adam Symson. “Our solid first-quarter performance, combined with the tangible results we are seeing from the plan we laid out last year, is creating meaningful value for our shareholders in the near- and long-term.”

While the company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the board at its discretion. The declaration and payment of future dividends will be dependent upon, among other things, the company’s financial position, results of operations, cash flow and other factors.

Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler & Ben,” runs an award- winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878,

Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com